As filed with the Securities and Exchange Commission on May 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARKE BANCORP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	65-1241959
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

601 Delsea Drive, Washington Township, New Jersey	08080
(Address of Principal Executive Offices)	(Zip Code)

PARKE BANK 401(k) SAVINGS PLAN

(Full title of the plan)

Vito S. Pantilione

President and Chief Executive Officer

601 Delsea Drive

Washington Township, New Jersey 08080

(Name and address of agent for service)

(856) 256-2500
(Telephone number, including are code, of agent of service)

Copies to:

John J. Spidi, Esq.

Richard Fisch, Esq.

Jones Walker LLP

499 South Capitol Street, S.W.

Suite 600

Washington, D.C. 20003

(202) 434-4660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration fee
Common Stock $0.10 par value	200,000 shares(1)	$21.07___(2)	$4,214,000 (2)	$459.75__
Participation Interests	(3)	—	—	—

(1)   Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Parke Bank 401(k) Savings Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Parke Bancorp, Inc. (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) on the basis of the average of the high) and low sales prices for the Common Stock of the Registrant as reported on the Nasdaq Capital Market on May 3, 2021.

(3)   In addition, pursuant to 17 C.F.R. §230.416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein, based upon the maximum amount that could be issued under the Plan pursuant to 17 C.F.R. §230.457(h)(5). In accordance with 17 C.F.R. §230.457(h), where securities are to be offered pursuant to an employee benefit plan, the aggregate offering price and the amount of the registration fee shall be computed with respect to the maximum number of shares of Common Stock that may be purchased with participant elective deferrals. Accordingly, no separate fee is required for the participation interests.

This Registration Statement on Form S-8 (this “Registration Statement”) shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. §230.462.

PARKE BANCORP, INC.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2. Plan Information and Registrant Information and Employee Plan Annual Information.

The documents containing the information for the Parke Bank 401(k) Savings Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Parke Bancorp, Inc. (the “Registrant”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Registrant filed with the Commission may be inspected and copies may be obtained (at prescribed rates) from the Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

The following documents filed by the Registrant are incorporated in this Registration Statement by reference (excluding any portion of these documents that has been furnished to and deemed not to be filed with the Commission):

(a) The description of the Company’s securities contained in the Company’s Registration Statement on Form S-4, as filed with the Commission on January 31, 2005 (Registration No. 333-122406) and any amendment or report filed thereafter for the purposes of updating such description;

(b) The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Commission on March 31, 2021 (File No. 000-51338);

(c) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as filed with the Commission on May 7, 2021 (File No. 000-51338);

(d) The Company’s Current Reports on Form 8-K filed with the Commission on January 20, 2021, January 21, 2021, April 23, 2021 and May 6, 2021 (File No. 000-51338);

(e) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the prospectus filed pursuant to the Registration Statement on Form S-4 referred to in (a) above.

(e) any other documents required to be delivered to participants pursuant to Rule 428(b) under the Securities Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (excluding any portion of these documents that has been furnished to and deemed not to be filed with the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Company has authority under the New Jersey Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. Article XVIII of the Certificate of Incorporation of the Company requires indemnification of directors, officers, employees or agents of the Company to the full extent permissible under New Jersey law either now or hereafter.

In general, New Jersey law permits a New Jersey corporation to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful.

The provisions of the New Jersey Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director or other corporate agent and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under New Jersey law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Further, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Articles.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

4.1	Form of Common Stock Certificate (1)

5.1

The shares of common stock registered hereby to be offered and sold pursuant to the Plan will be purchased in open market transactions. No opinion of counsel regarding the securities being registered is required.

23.1	Consent of RSM US LLP

24.1	Power of Attorney (included as part of signature page)

99.1	Parke Bank 401(k) Savings Plan

(1) Incorporated by reference to Exhibit 4 to Form S-4, Registration Statement initially filed with the Commission on January 31, 2005, Registration No. 333-122406.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and each filing of the Plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sewell, Washington Township, State of New Jersey, on May 10, 2021.

PARKE BANCORP, INC.

By:	/s/Vito S. Pantilione
Vito S. Pantilione
President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Vito S. Pantilione and John S. Kaufman, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 10, 2021.

/s/Celestino R. Pennoni	/s/Vito S. Pantilione
Celestino R. Pennoni	Vito S. Pantilione
Chairman of the Board	President, Chief Executive Officer and Director

/s/Arret F. Dobson	/s/Anthony J. Jannetti
Arret F. Dobson	Anthony Jannetti
Director	Director

/s/Jack C. Sheppard, Jr.	/s/Daniel J. Dalton
Jack C. Sheppard, Jr.	Daniel J. Dalton
Director	Director

/s/Fred G. Choate	/s/Edward Infantolino
Fred G. Choate	Edward Infantolino
Director	Director

/s/Jeffrey H. Kripitz	/s/Elizabeth Milavsky
Jeffrey H. Kripitz	Elizabeth Milavsky
Director	Director

/s/John S. Kaufman
John S. Kaufman
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

The Plan.

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Parke Bank 401(k) Savings Plan have duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Sewell, Washington Township, State of New Jersey, on May 10, 2021.

PARKE BANK 401(k) SAVINGS PLAN

By	/s/John S. Kaufman
John S. Kaufman
Plan Administrator